UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2012

NUCOR CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4119	13-1860817
(Commission File Number)	(IRS Employer Identification No.)

1915 Rexford Road, Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 366-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.

On October 31, 2012, Nucor Energy Holdings Inc. (“Nucor”), a subsidiary of Nucor Corporation, entered into a carry and earning agreement (the “Agreement”) with Encana Oil & Gas (USA) Inc. (“Encana”) under which Nucor will acquire an undivided 50% working interest in certain onshore natural gas wells in the continental United States to be drilled and operated by Encana. Nucor expects to invest approximately $542 million over the next three fiscal years and approximately $3.64 billion over the estimated 13 to 22 year term of the Agreement.

The costs of drilling the wells will be shared by the parties pursuant to pre-determined percentage allocations. The Agreement requires Nucor to incur additional capital costs in excess of its working interest in accordance with a carry provision. It also contains certain limitations on the minimum and maximum number of wells that may be drilled in any calendar year over the duration of the Agreement. Either party may suspend drilling operations if the average price of natural gas falls below a pre-determined threshold for thirty consecutive business days. The Agreement contains representations, warranties and covenants by Nucor and Encana customary for the transactions contemplated therein.

The above summary does not purport to be a complete description of the terms of the Agreement and is qualified in its entirety by the contents of the Agreement, a copy of which will be filed as an exhibit to Nucor Corporation’s Annual Report on Form 10-K for the year ending December 31, 2012. Nucor will seek confidential treatment from the Securities and Exchange Commission for certain portions of the Agreement, which will be omitted from the exhibit.

A copy of the news release announcing the Agreement and Nucor’s strategic relationship with Encana is attached hereto as Exhibit 99.1 and is hereby incorporated by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release of Nucor Corporation, issued November 6, 2012

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2012	NUCOR CORPORATION

	By:	/s/ James D. Frias
James D. Frias Chief Financial Officer, Treasurer and Executive Vice President

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EXHIBIT INDEX

Exhibit No.	Description
99.1	News Release of Nucor Corporation, issued November 6, 2012

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